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Exhibit 10.8

MIDSTREAM TRANSPORTATION AGREEMENT

Between

CLEAR CREEK NATURAL GAS, LLC
(CCNG)

And

PINNACLE GAS RESOURCES, INC.
(Producer)

EFFECTIVE DATE: DECEMBER 1, 2003

THIS MIDSTREAM TRANSPORTATION AGREEMENT ("Agreement") is effective December 1, 2003 (the "Effective Date"), by and between CLEAR CREEK NATURAL GAS, LLC, a Wyoming Limited Liability Company, hereinafter referred to as "CCNG," and PINNACLE GAS RESOURCES, INC, a, Delaware Limited Liability Company, hereinafter referred to as "Producer." CCNG and Producer are sometimes herein referred to collectively as "Parties" and singularly as "Party."

R E C I T A L S:

        WHEREAS, Producer has available a supply of gas produced from the Powder River Basin in Campbell County, Wyoming; and

        WHEREAS, CCNG desires to perform services for Producer as described herein.

        NOW THEREFORE, In consideration of the representations, covenants, and conditions herein contained, CCNG and Producer hereby agree as follows:

1.
Agreement:    This Agreement includes all of the terms of Schedule "1", entitled RATES; Schedule "2", entitled POINT(S) OF RECEIPT AND DELIVERY; Exhibit "A", entitled GENERAL TERMS AND CONDITIONS; AND, Exhibit "B" entitled DEDICATION OF ACREAGE, each of which is attached hereto and included herein for all purposes.

2.
Term: Contract Year:    This Agreement shall commence with the date first written above and shall continue in full force and effect for a period of ten (10) years with an option to renew annually thereafter.

3.
Services by CCNG:    Services to be provided by CCNG under this Agreement shall consist of the acceptance by CCNG of gas tendered by Producer to CCNG at the Point(s) of Receipt listed on Schedule 2, the compression, dehydration, and measurement of said gas, the installation of 2.5 miles of 8" steel pipeline, the construction of a WBI Grasslands Interconnect facility, and the redelivery of like quantities of gas at the Point(s) of Delivery listed on Schedule 2, less fuel and lost & unaccounted for volumes, as follows:

  (a)
  Compression and Discharge:    Producer shall tender and CCNG shall receive all gas and the Point(s) of Receipt at pressures sufficient to enter CCNG's System.

  (I)
  CCNG shall provide sufficient compression to maintain a pressure of not greater than five pounds per square inch gauge (5 Psig), under normal operating conditions at the suction of its compression facility as described in Schedule I Rates 1(b) Service Fee. CCNG will deliver or cause to be delivered all gas for Producer's account at the pressure existing from time to time into Thunder Creek at the Point(s) of Delivery, provided such pressure does not exceed 650 psig.

  (II)
  CCNG shall provide sufficient compression to maintain a pressure of not greater than five pounds per square inch gauge (5 Psig), under normal operating conditions at the suction of its compression facility as described in Schedule 1 Rates 1(c) Service Fee. CCNG will deliver or cause to be delivered all gas for Producer's account at the pressure existing from time to time into Grasslands Pipeline at the Point(s) of Delivery, provided, such pressure does not exceed 1,440 psig.

  (III)
  CCNG, as part of meeting its obligations to provide compression services to Producer under this Agreement, shall purchase Producer's Bobcat Compressor Station from Producer for the consideration of fifty thousand and no/100 dollars ($50,000.00). Details of CCNG's purchase of this facility from Producer will be ratified under a Purchase and Sale Agreement ("PSA") to be executed by the Parties promptly after execution of this Agreement.

  (b)
  Dehydration:    CCNG shall dehydrate Producer's Gas such that it meets the delivery requirements of Thunder Creek interconnect agreements and/or Grasslands interconnect agreements, under normal operating conditions.

  (c)
  Measurement:    CCNG's Facilities will include a meter at the discharge side of the compressor station ("Discharge Meter"). CCNG's Facilities will include a meter to measure fuel at the compressor station ("Fuel Meter"). CCNG's measurements at the Discharge Meter and Fuel Meter shall be used for settlement purposes; provided, however, that Producer shall be solely responsible for and shall hold CCNG harmless from the allocation of volumes of Producer's Gas back to the wellhead.

4.
Producer's Obligations:

(a)
Free Water Removal and Disposal:    Producer shall be solely responsible for the removal and disposal of free water from Producer's Gas prior to delivery to CCNG. The Parties agree that CCNG shall not incur any loss or penalty hereunder, nor shall it become obligated for any costs or expenses, as a result of any failure by Producer to remove the free water.

(b)
Wellhead Measurement:    Producer shall be solely responsible for all wellhead measurement. Additionally, Producer shall be responsible for and shall bear all costs of equipment, installation, maintenance, repair, replacement, calibration, integration and interest allocations associated with wellhead measurement. Producer shall indemnify and hold harmless CCNG from all liabilities relating to Producer's furnishing of well head measurement services and allocations to the various interest holders in each of the associated wells.

  (c)
  Drilling Commitment:    By December 1, 2004, Producer commits to drill (including existing wells), complete and produce a minimum of eighty (80) wells from within the dedicated acreage described in Exhibit "B".

5.
Facilities:    CCNG shall, at its sole cost, purchase existing facilities, construct or cause to be constructed, own and operate facilities as required to perform the services described in Paragraph 3 above.

6.
Dedication:    Producer hereby dedicates to the performance of this Agreement for the term hereof (a) all gas which it owns or controls in the Dedicated Acreage as hereinafter defined in Exhibit "B", as of the Effective Date of this Agreement, in Sections 1-36 in Township 54 North, Range 73 W, and Sections 1-26 in Township 53 North, Range 73 West, and Section 25 in Township 54 North, Range 74 West, all in Campbell County, Wyoming ("DEDICATED ACREAGE") (b) all gas which it subsequently owns or controls in the Dedicated Acreage as hereinafter defined in Exhibit "B", as of the Effective Date of this Agreement, in Sections 1-36 in Township 54 North, Range 73 W, and Sections 1-26 in Township 53 North, Range 73 West, and Section 25 in Township 54 North, Range 74 West, all in Campbell County, Wyoming ("DEDICATED ACREAGE"). Producer shall cause all oil and gas, which it currently or subsequently owns on controls in the Dedicated Acreage to be subject to the terms and conditions of this Agreement.

(a)
Producer is currently negotiating with Redstone Resources of Wyoming for a trade in acreage. Pinnacle is considering a trade of approximately 2,000 Pinnacle net acres to Redstone Resources of Wyoming and Redstone Resources of Wyoming is considering a trade of approximately 2,000 Redstone Resources of Wyoming net acres in return. In this specific case, it is agreeable by both Parties that Producer may trade a total of approximately 2,000 net acres to Redstone Resources of Wyoming and that Producer shall receive from Redstone Resources of Wyoming a total of approximately 2,000 net acres. It is further agreed by the Parties that dedication from Producer to CCNG on the traded acreage to Redstone Resources of Wyoming will be removed from the current dedication of acreage from Producer to CCNG and acreage received from Redstone Resources of Wyoming to Producer shall be added to the dedication of acreage from Producer as a result of this trade, which net loss of dedicated acreage to CCNG shall not exceed approximately 1000 acres, Producer shall replace that net acreage loss to CCNG with acreage that Producer may subsequently own or control with in T54N, R73W or T53N, R73W.

7.
Notices:    CCNG shall notify Producer at such time or times when downtime is scheduled for CCNG's Facilities. Producer shall furnish contact numbers where its personnel may be reached 24 hours/day 7 days/week. All other notices to be given hereunder shall be in writing and shall be delivered (a) by hand delivery, (b) by U.S. mail, first class, postage prepaid, (c) by confirmed facsimile, or (d) by courier, express or package mail service, and addressed to the Parties as follows:

CCNG:
Notices:	Clear Creek Natural Gas, LLC 3300 E. 2nd Street Gillette, WY 82718-0971 Phone: (307) 686-0310 Fax: (307) 686-9930
PINNACLE:
Notices:	PINNACLE GAS RESOURCES, INC. 14701 St. Mary's Lane Suite 800 Houston, Texas 77079 Phone: (281) 496-1352 Fax: (281) 584-9268
Invoices:	PINNACLE GAS RESOURCES, INC. 1 East Alger Suite 206 Sheridan, WY 82801 Phone: (307) 673-9710 Fax: (307) 673-9711

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of DECEMBER 1, 2003.

CLEAR CREEK NATURAL GAS, LLC
By:	/s/ TIMOTHY S. BOLDING Name: Timothy S. Bolding Title: President
PINNACLE GAS RESOURCES, INC.
By:	/s/ PETER G. SCHOONMAKER Name: Peter G. Schoonmaker Title: CEO (Taxpayer ID Number) 30-0182582

State of Wyoming

County of Sheridan

        This instrument was acknowledged before me on November 14, 2003 by Timothy S. Bolding on behalf of Clear Creek Natural Gas, LLC.

Notary:	/s/ DONNA RANEY
My commission expires: 1-11-07

[Notary stamp]

State of Wyoming

County of Sheridan

        This instrument was acknowledged before me on November 14, 2003 by Peter G. Schoonmaker on behalf of Pinnacle Gas Resources, Inc.

Notary:	/s/ DONNA RANEY
My commission expires: 1-11-07

[Notary stamp]

SCHEDULE 1

RATES

To

MIDSTREAM TRANSPORTATION AGREEMENT

Between

CLEAR CREEK NATURAL GAS, LLC
(CCNG)

AND

PINNACLE GAS RESOURCES, INC.
(Producer)

EFFECTIVE DATE: December 1, 2003

1.
TOTAL SERVICE FEE:    The total fee for services provided by CCNG to Producer hereunder (the "Total Service Fee") shall be based on the monthly volume of Producers Gas, in Mcf, delivered to CCNG at the Points of Receipt and shall be determined using the following equation:

Total Service Fee = Service Fee plus (+) Escalator

          (a)   Service Fee:    The Service Fee shall be as follows:

          (b)   Service Fee—Pinnacle to deliver volumes at 5 PSIG to CCNG's Bobcat Station and CCNG to Deliver Gas to Thunder Creek Pipeline: Beginning December 1, 2003 and every month, thereafter, the Service Fee shall be determined and shall be based on the actual quantities (Mcf) of Producer's Gas which are received at the CCNG Point(s) of Receipt. The Service Fee shall be calculated based on the total Mcf volume of gas delivered to CCNG at the Point(s) of Receipt during the current month.

  For total volumes received during any month at CCNG Point(s) of Receipt which total receipts are equal to or less than 30 MMCF for the month, the Service Fee shall be forty five cents ($0.45) per Mcf.

  For total volumes received during any month at CCNG Point(s) of Receipt which total receipts are greater than 30 MMCF for the month, the Service Fee shall be forty-two center ($0.42) per Mcf.

  The Service Fee stated above for total volumes delivered during any month shall be adjusted in accordance with the Escalator clause stated in Paragraph (d) below.

          (c)   Service Fee—Pinnacle to deliver volumes at PSIG to CCNG's Bobcat Station and CCNG to Deliver Gas to Grasslands Pipeline: Beginning December 1, 2003 and every month, thereafter, the Service Fee shall be determined and shall be based on the actual quantities (Mcf) of Producer's Gas which are received at the CCNG Point(s) of Receipt. The Service Fee shall be calculated based on the total Mcf volume of gas delivered to CCNG at the Point(s) of Receipt during the current month.

  For total volumes received during any month at CCNG Point(s) of Receipt which total receipts are less than or equal to 30 MMCF for the month, the Service Fee shall be seventy cents ($0.70) per Mcf.

  For total volumes received during any month at CCNG Point(s) of Receipt which total receipts are greater than 30 MMCF and are less than or equal to 600 MMCF, the Service Fee on those specific volumes shall be forty-seven cents ($0.47) per Mcf.

  For total volumes received during any month at CCNG Point(s) of Receipt which total receipts in excess of 600 MMCF but are less than or equal to 900 MMCF, the Service Fee for those specific volumes of gas shall be forty-five cents ($0.45) per Mcf. (Fees on Volumes from 30 MMCF to 600 MMCF will remain at $0.47 per MCF.)

Sample Fee Calculation #1
Total Volume for the Month	683,257 MMCF
Fee Calculation	(600,000 MCF * $0.47) plus (83,257 MCF * $0.45)

  For total volumes received during any month at CCNG Point(s) of Receipt which total receipts in excess of 900 MMCF, the Service Fee for those specific volumes of gas shall be forth-three cents ($0.43) per Mcf. (Fees on Volumes from 30 MMCF to 600 MMCF will remain at $0.47 per MCF.) (Fees on Volumes from 600 MMCF to 900 MMCF will remain at $0.45 per MCF).

Sample Fee Calculation #2
Total Volume for the Month	953,249 MMCF
Fee Calculation	(600,000 MCF * $0.47) plus (300,000 MCF * $0.45) plus (53,249 MCF * $0.43)

  So long as Producer (i.e. Pinnacle Gas Resources, Inc.) meets or exceeds a minimum average deliverability in excess of 600 MMCF per month and additional producers (producers other than Pinnacle or it's affiliates) deliver gas into the CCNG facilities, total volumes received during any month will be used to calculate Pinnacle's fee as described in (c)—Service Fee above.

  The Service Fee stated above for total volumes received during any month shall be adjusted in accordance with the Escalator clause stated in Paragraph (d) below.

          (d)   Escalator:    The Service Fee shall be adjusted on the first day of the month following the anniversary commemorating the in-service date of the Facilities and on the first day of the month following each subsequent anniversary to reflect change in the Producer Price Index ("PPI") [Series ID: PCU3563#12 N Gas Compressors]. The adjusted Service Fee shall be determined by multiplying the then effective Service Fee times one plus the percentage increase, if any, in PPI, for the preceding twelve months. If the PPI has not increased, the Service Fee shall not be adjusted under this provision.

2.
Redelivery:    CCNG shall deliver a quantity of gas to CCNG's Thunder Creek interconnect and/or to CCNG's Grasslands interconnect equaling the volume of Producer gas received by CCNG at the Point(s) of Receipt, less lost and unaccounted for gas (L&U) and Gas consumed to perform services hereunder. Producer quantities which are received by CCNG at the Point(s) of Receipt, but which are neither redelivered for the account of Producer nor consumed as fuel shall be considered L&U.

3.
Compressor Runtime Guarantee:    CCNG shall guarantee compressor runtime of 98% as further defined below. Determination of compressor runtime shall exclude periods of Force Majeure, downtime for repairs, maintenance and equipment exchange for CCNG's Facilities, and any down time attributable to upstream or downstream facilities. If, after adjusting pursuant to the preceding sentence, a compressor station operates at less than 98% but above 95% during any calendar Month, CCNG shall reduce the Service Fee by four cents ($0.04) for each Mcf vented which is measured at the CCNG station inlet meter vent (based on actual vented gas measured at the CCNG vent meter), absent the compressor down time. If, after like adjustment, a compressor station operates at less than 95% during any calendar Month, CCNG shall reduce the Service Fee by an additional four cents ($0.04) for each MCF vented which is measured at the CCNG station inlet meter vent (based on actual vented gas measured at the CCNG vent meter), absent the compressor down time. The Service Fee reduction shall be applied to volumes produced after the time the performance was not met. The total Service Fee reduction for Compressor Runtime Guarantee shall not be greater than eight cents ($0.08).

4.
Fuel and Losses:    Producer shall contribute gas quantities in kind to CCNG for all quantities of gas consumed to perform the services enumerated hereunder, including lost and unaccounted for gas ("L&U"). Quantities of Producer's Gas which are received by CCNG, but which are neither redelivered for the account of Producer nor consumed as fuel shall be considered L&U.

5.
Service Fee Redetermination:    If, in any contract Year after December 2004, the total revenues received by CCNG from Producer are less than the sum of direct operating costs, ad valorem taxes, and depreciation expenses, CCNG may request a redetermination of the Service Fee. Notice of Redetermination ("Notice") shall be provided at least thirty (30) days prior to the first Day of the Monthly in which new terms are desired. The date of such Notice shall represent the commencement date of negotiations for redetermination. The Parties shall negotiate in good faith to redetermine the Service Fee and to establish the effective date for implementation of the Redetermined Service Fee, and such redetermination shall reflect the fair market value for similar services performed in the area and shall also include a thorough economic analysis of all factors affecting the value of the services provided. If the Parties fail to agree on a Redetermined Service Fee, the matter shall be decided pursuant to binding arbitration.

6.
Payment:    Payment to CCNG for services hereunder shall be made by wire transfer to an account designated by CCNG within thirty (30) days of receipt by Producer or Producer's gas marketing service provider of invoice.

SCHEDULE 2

POINT(S) OF RECEIPT AND DELIVERY

To

MIDSTREAM TRANSPORTATION AGREEMENT

Between

CLEAR CREEK NATURAL GAS, LLC
(CCNG)

AND

PRODUCER: PINNACLE GAS RESOURCES, INC.
(Producer)

EFFECTIVE DATE: December 1, 2003

Point(s) of Receipt:

At the inlet of the compressor(s) operated by CCNG in Section 5, Township 54 North, Range 73 West (CCNG Bob Cat Station), Campbell County, Wyoming and/or other compressor stations built, owned and operated by CCNG in Township 53 North, Range 73, or Township 54 North, Range 73 that may receive volumes of gas from Producer.

Point(s) of Delivery:

The Point(s) of Delivery shall be into the facilities of either the Grasslands Pipeline and/or the Thunder Creek Pipeline system in Campbell County, Wyoming.

EXHIBIT "A"
GENERAL TERMS AND CONDITIONS

To

MIDSTREAM TRANSPORTATION AGREEMENT

Between

CLEAR CREEK NATURAL GAS, LLC
(CCNG)

And

PRODUCER: PINNACLE GAS RESOURCES, INC.
(Producer)

EFFECTIVE DATE: December 1, 2003

ARTICLE 1.
DEFINITIONS AND ABBREVIATIONS

        1.1    "Agreement" shall mean the Midstream Transportation Agreement executed by Producer and CCNG including any exhibits, schedules, attachments or amendments thereto.

        1.2    "Btu" shall mean 1 British thermal unit, which is the amount of heat required to raise the temperature of 1 pound of water 1 degree from 59 to 60 degrees Fahrenheit.

        1.3    "Day" shall mean a period of 24 consecutive hours, beginning at 8:00 a.m., Central Clock time. Unless otherwise stated, all times in the Agreement are Mountain Clock Time.

        1.4    "Deliver" or "Delivered" shall mean the tender of a quantity of natural gas by CCNG to transporting pipeline(s).

        1.5    "Delivery Quantity" shall mean the quantity, expressed in MCF, of gas delivered by CCNG at the Point(s) of Delivery for the account of Producer.

        1.6    "Gross Heating Value" shall mean the number of BTUs produced by the complete combustion, at a constant pressure, of the amount of gas which would occupy a volume of 1 cubic foot at a temperature of 60 degrees Fahrenheit on a water-free basis and at a pressure of 14.73 p.s.i.a. with air of the same temperature and pressure as the gas, when the products of combustion are cooled to the initial temperature of the gas and air, and when the water formed by combustion has condensed to the liquid state.

        1.7    "Mcf" shall mean 1,000 cubic feet of gas at a pressure of 14.73 p.s.i.a. and at a temperature of 60 degrees Fahrenheit.

        1.8    "MMCF" shall mean 1,000,000 cubic feet of gas at a pressure of 14.73 p.s.i.a. and at a temperature of 60 degrees Fahrenheit.

        1.9    "Month" shall mean the period of time beginning at 9:00 a.m. Central Clock time on the 1st Day of a calendar Month and ending at 9:00 a.m. Central Clock Time on the 1st Day of the succeeding calendar Month.

        1.10    "p.s.i.a." shall mean pounds per square inch absolute.

        1.11    "p.s.i.g." shall mean pounds per square inch gauge.

        1.12    "Party" or "Parties" shall mean either Producer and/or CCNG.

        1.13    "Point of Delivery" shall be that location where CCNG delivers gas for the account of Producer after gathering.

        1.14    "Point of Receipt" shall mean that point where CCNG receives gas for the account of Producer for gathering.

        1.15    "Products" shall mean liquid and liquefiable hydrocarbons, inerts (including, but not limited to, helium and nitrogen), sulfur, water, and any other component of gas removed by processing or compression, or by means of drips or separators.

        1.16    "Receipt Quantity" shall mean the quantity, expressed in MCF of gas received by CCNG at the Point(s) of Receipt for the account of Producer.

        1.17    "Producer" shall mean PINNACLE GAS RESOURCES, INC.

        1.18    "Tender" shall mean making natural gas available in accordance with all of the provisions of this Agreement.

        1.19    "Thermal Content" when applied to any volume of gas shall mean the aggregate number of Btus contained in such volume. The Thermal Content shall be determined by multiplying the volume of gas in cubic feet by the Gross Heating Value of the Gas.

        1.20    "CCNG" shall mean Clear Creek Natural Gas, LLC.

ARTICLE 2.

TERMINATION

        2.1    Termination of Obligation.    Termination of this Agreement shall not relieve Producer of the obligation to pay funds due hereunder to CCNG.

ARTICLE 3.

OTHER OPERATING PROVISIONS

        3.1    Planning Information.    CCNG. may request planning information as needed from time to time and Producer shall comply with all reasonable requests.

        3.2    Minimum Receipt Quantity.    Receipt Quantities Tendered must be sufficient, in CCNG's sold judgment, to safely operate CCNG's Facilities; and in the event that such quantities are not tendered, CCNG may suspend services hereunder without further obligation to Producer.

        3.3    Right-of-Way.    The Parties hereby grant, convey, assign, and deliver to each other such rights as needed to conduct all customary operations, including but not limited to the drilling, completion and operation of the wells, and the construction and maintenance of pipelines and gathering lines on the leasehold or leaseholds from which the gas transported under this Agreement is produced. Any rights conveyed by Producer to CCNG pursuant to this Agreement shall not terminate at the termination of this Agreement.

ARTICLE 4.

PRESSURE

        4.1    Pressure at the Point(s) of Receipt.    Producer shall cause the gas to be Tendered at the Point(s) of Receipt at a pressure sufficient to enter CCNG's gathering system, provided Producer shall not, except with the agreement of CCNG, be permitted to Tender the gas at any Point of Receipt at a pressure in excess of the maximum allowable operating pressure of CCNG's facilities.

        4.2    Pressure at the Point(s) of Delivery.    CCNG shall cause the gas to be delivered at the Point(s) of Delivery hereunder with sufficient pressure to enter into the receiving pipeline facilities against the pressures prevailing from time to time. CCNG, however, shall not be required to deliver gas at pressures in excess of those specified for each Point of Delivery as set forth in the Agreement. Maximum pressure required to enter Thunder Creek is 650 psig. Maximum pressure required to enter Grasslands is 1440 psig.

ARTICLE 5.

QUALITY SPECIFICATIONS

        5.1    Specifications.    Unless otherwise agreed, Producer warrants that all gas Tendered hereunder at each Point of Receipt shall comply with the specifications set forth and required by Thunder Creek and/or WBI Grasslands Pipelines. In the event transporting pipelines have no specifications, the following quality specifications will be required:

    (a)
    At a pressure of 14.73 p.s.i.a. and a temperature of 60 degrees Fahrenheit, such gas shall not contain more than:

    (I)
    0.25 grain of hydrogen sulphide per 100 cubic feet,

    (II)
    2 grains of total sulphur per 100 cubic feet,

    (III)
    2 percent by volume of carbon dioxide, and 10 parts per million (0.001 percent) by volume of oxygen and each Party shall use every reasonable effort to keep such gas entirely free from oxygen.

    (b)
    Such gas as Tendered shall contain no more than 8 lbs. per million cubic feet of free water at the required operating pressure and temperature conditions.

    (c)
    All gas shall be commercial in quality and shall be free from any foreign material such as solids, lubricating oils, sand, dirt, dust, gums, salt, crude oil, water or hydrocarbons in the liquid phase, iron particles, and other objectionable substances, including but not limited to, polychlorinated biphenyls, which may be injurious to pipelines, people, property, or the environment, which may interfere with its gathering facilities or which makes the gas unmarketable or unacceptable for delivery from CCNG's mid stream facilities.

    (d)
    At a pressure of 14.73 p.s.i.a. the Gross Heating Value of such gas shall not be less than 950 Btus per cubic foot.

    (e)
    The hydrocarbon dew point of all gas tendered shall meet the quality specifications of the downstream transporter.

        Notwithstanding the above, unless otherwise agreed by CCNG in writing, CCNG shall not be required to receive gas at any Point of Receipt which is of a quality inferior to that required by Producer of a third party at any Point of Delivery under the Agreement. CCNG shall not be liable to Producer or a third party for any damages incurred as a result of CCNG's refusal to receive gas as a result of this provision.

        5.2    Quality Tests.    The Party operating the measuring equipment, using approved standard methods in general use in the gas industry, shall cause adequate tests to be made to determine the quality of the gas delivered hereunder. Such tests shall be made at intervals frequently enough to ensure that the gas conforms to the specifications hereof.

        5.3    Verification and Retesting.    The non-testing Party shall have the right upon written request to witness any test or Gross heating Value determination, to inspect any equipment used, to obtain all relevant results, and to request a retest or redetermination. In the event a retest or redetermination is requested and the results, for the questioned portion thereof, vary less than 2 percent from the previous test, the retesting party may recover from the requesting Party the actual reasonable costs of performing such retest or redetermination.

        5.4    Nonspecification Gas.    In the event that gas Tendered hereunder fails to meet the specifications of this Article, the measuring Party shall notify the other Party of such failure. The receiving Party may refuse to accept such gas. The Party Tendering nonspecification gas, including, but not limited to, gas containing objectionable substances, shall indemnify the receiving Party for any injury, damage, loss, or liability caused by such nonspecification gas, except to the extent the receiving Party knowingly and willingly accepts such nonspecification gas.

ARTICLE 6.

MEASUREMENT

        6.1    Measurement Facilities.    Unless otherwise agreed, gas received hereunder shall be measured by orifice meters to be installed and operated or caused to be installed and operated by CCNG at or near each Point of Receipt and at or near each Point of Delivery. However, if adequate measurement facilities are already in existence at any such Point of Receipt or Point of Delivery, such existing facilities shall be used. Measurement responsibilities t Point(s) of Receipt and Point(s) of Delivery shall be specified in the Agreement.

        If the meter(s) measuring the quantities of gas received by CCNG at the Point(s) of Receipt also measure(s) other quantities of gas, the quantities of gas received for gathering shall be determined by the allocation procedures established hereunder. If the meter(s) measuring the quantities of gas delivered by CCNG for Producer's account at the Point(s) of Delivery also measure(s) other quantities of gas, the quantities of gas delivered after gathering shall be determined by the allocations at the Point of Delivery on the downstream pipeline.

        All orifice meters shall be installed and operated in accordance with the specifications prescribed in AGA Report No. 3, entitled "Orifice Metering of Natural Gas" including any appendices and any existing or subsequent revisions or amendments thereto. The unit of measurement for gas delivered hereunder shall be 1 MCF. Unless otherwise stated, all quantities are to be specified in terms of such unit. The measuring Party shall determine the average atmospheric pressure at each Point of Receipt or Point of Delivery.

        6.2    Measurement Specifications.    The quantities of gas measured hereunder shall be computed in accordance with the specifications prescribed in AGA Report No. 3. Factors required in the computations to be made in accordance with AGA Report No. 3 shall be determined from the following information:

  (a)
  The temperature of the gas flowing through each meter shall be determined by the use of a recording thermometer and the arithmetical average of the temperatures so recorded during the time gas was flowing shall be used in computing measurements.

  (b)
  The specific gravity of the gas flowing through each meter shall be determined every 6 Months by the Party operating the meter, or more frequently if found necessary in practice at each meter, in accordance with an approved method commonly accepted in the gas industry. The regular test shall determine the specific gravity to be used in computations in the measurement of gas deliveries until the next regular test, or until changed by special test.

  (c)
  The Reynolds Number and Expansion Factor for wellhead measurement will be assumed to be 1.0 irrespective of the actual value of these factors. In all instances other than wellhead measurement, the Reynolds Number and Expansion Factor shall be determined for each meter for each chart cycle. The average differential and static pressures recorded by each meter, each chart cycle, shall determine the value of these factors to be used in computing measurements.

  (d)
  Deviation from Boyle's Law shall be determined in accordance with AGA Report No. 8. The arithmetic average of the pressure and temperature recorded during the time gas was flowing shall be used in the computations. The pressure and temperature data shall be used in conjunction with data obtained from a compositional analysis of the gas which shall be verified at least once each year, or more frequently if found necessary in practice.

        6.3    Calibration of Equipment.    At least once each 3 Months at measurement locations measuring an average over such period of 300 Mcf per Day or more, at least once each 6 Months at measurement locations measuring an average over such period of 100 Mcf to 299 Mcf per Day and at least once each 12 Months at measurement locations measuring less than an average over such period of 100 Mcf per Day, the measuring equipment, including temperature recorders, is to be calibrated and adjusted, if necessary, by the measuring party in the presence of a representative of the other party, if such other Party chooses to be represented.

        If either Party at any time desires a special test of any measuring equipment, it will promptly notify the other Party, and the Parties will then cooperate to promptly secure a calibration test and a joint observation of any adjustments.

        6.4    Testing.    Each Party shall give to the other notice of the time of all regular tests of measuring equipment and other tests called for herein sufficiently in advance of the holding of tests so that the other Party may conveniently have its representative present. If, upon any test, the quantity measured by any measuring equipment if found to be inaccurate by 100 Mcf or more per Month and 2.0 percent or more, registrations thereof shall be corrected at the rate of such inaccuracy for any period which is definitely known and agreed upon, but in case the period is not definitely known and agreed upon, then for period extending back one-half of the time elapsed since the last date of calibration. Following any test, measuring equipment found inaccurate shall be promptly adjusted to record as accurately as possible. If for any reason measuring equipment is out of service and/or out of repair so that the amount of gas received or delivered cannot be measured or computed from the reading thereof, the gas received or delivered during the period such measuring equipment is out of service and/or out of repair shall be estimated and agreed upon by the Parties hereto upon the basis of the best data available, using the first of the following methods which is feasible:

  (a)
  By correcting the error, if the percentage of error is ascertainable by calibration, test, or mathematical calculation.

  (b)
  By using the registration of any check measuring equipment, if installed and accurately registering.

  (c)
  By estimating the quantities received or delivered based on quantities during periods of similar operating conditions when the measuring equipment was registering accurately.

        6.5    Check Meters.    Either Party hereto may, at its option and expense, install and operate check meters to check the other Party's measuring equipment, but measurements of gas for the purpose of this Agreement shall be by means of the measuring equipment identified in this Article, provided producer shall not install check meters on CCNG's Facilities. Check meters, if prescribed in this Article. Either Party's check meters shall be subject at all reasonable times to inspection and examination by the other, but the reading, calibration and adjustment thereof, and changing of charts shall be done only by the Party installing same.

        6.6    Measurement Review.    Each Party hereto shall, upon request, furnish to the other Party at the earliest practicable time all charts and records of electronic measurement upon which it has based any statements of gas received or delivered. Such charts or records of electronic measurement shall be returned to the providing Party within a 30-Day period. Each party shall have access to the other Party's records and books at all reasonable hours so far as they affect measurement and settlement hereunder.

        6.7    Electronic Flow Computers.    It is recognized that electronic or other types of flow computers have been developed that permit the direct computation of gas flows without the use of charts. Additionally, the use of on-line gas chromatograph for BTU and specific gravity determinations can be used in conjunction with electronic flow computers. Where the substitution of these devices is deemed acceptable by CCNG, their use for the measurement required herein will be permitted.

        6.8    New Measurement Techniques.    If, at any time during the term hereof, a new method or technique is developed with respect to gas measurement or the determination of the factors used in such gas measurement, such new method or technique may be substituted by CCNG, CCNG shall promptly inform Producer of any new technique adopted.

ARTICLE 7

BILLING AND PAYMENT

        7.1    Statement by Producer.    Where Producer operates the measurement facilities or where a third party is delivering gas for the account of Producer, Producer or its agent shall submit to CCNG on or before the 5th business Day of each Month, a statement in reasonable detail setting forth the volume and Thermal Content of gas delivered to CCNG at the Point(s) of Receipt during the preceding Month. Where Producer or its agent is delivering quantities for Producer's account and the account of third parties, Producer or its agent is delivering quantities for producer's account and the account of third parties, Producer or its agent shall provide CCNG and such third parties, at the time Producer nominated hereunder, with the necessary allocations required to properly account for the quantities delivered to CCNG.

        7.2    Invoice and Payment.    Each Month CCNG shall invoice Producer for the charges payable by producer for services provided during the preceding Month. Billing of all charges hereunder shall be based on Mcf received by CCNG at Point(s) of Receipt. Producer shall pay CCNG by wire transfer such charges within thirty (3) days of receipt of invoice.

        Should Producer fail to pay all invoiced amounts when due, Producer shall pay CCNG a late charge on the unpaid balance. Such late charge shall accrue on each Day from the due date at a rate of interest equal to two percent (2%) above the then effective prime commercial lending rate per annum announced by The Chase Manhattan Bank at its principle office in New York City; provided that for any period such interest exceeds any applicable maximum rate permitted by law, the interest rate shall equal said applicable maximum rate. If either principal or late charges become delinquent, any subsequent payments received shall first be applied to the late charges due, then to the previously outstanding principal due, and lastly, to the most current principal due. Any unpaid late charges will be added to the outstanding principal balance for future late charge determination. Subject to requirements of regulatory bodies having jurisdiction and without prejudice to any other rights and remedies available to CCNG under the law and this Agreement, CCNG shall have the right, but not the obligation, to discontinue service hereunder if any charges remain unpaid for 30 Days after the due date thereof. Gathering of gas shall be resumed upon payment by Producer of such unpaid charges.

        7.3    Estimates.    At the request of either Party, the other Party will furnish an estimate by the 10th Day of each Month of billing and payment data applicable to the preceding Month. In the absence of actual data, such estimate may be used as the basis for invoice and payment. Any difference between actual data and estimated data shall be adjusted in the next Month.

        7.4    Corrections.    If an error is discovered in any statement submitted, the party discovering the error shall give notice thereof to the other Party promptly after discovery. The error shall be corrected within 30 Days after the amount thereof has been confirmed between the parties. No corrections shall be made for an error unless the Party gives notice thereof within 24 Months after the error was committed.

ARTICLE 8

FORCE MAJEURE

        8.1    Force Majeure.    In the event of either Party's being rendered, wholly or in part by Force Majeure, unable to carry out its obligations under the Agreement, it is agreed that when such Party gives notice and full particulars of such Force Majeure, in writing or by fax or telephone, to the other Party which shall be done as soon as practicable after the occurrence of the causes relied on, then the obligations of the parties hereto, other than the obligation to make payments of amounts due hereunder, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall, so far as possible, be remedied with all reasonable dispatch. However, if quantities of producer's gas are destroyed by an event of Force Majeure while in CCNG's possession, the obligations of the Parties under the Agreement shall terminate with respect to the quantities lost.

        The term "Force Majeure" as employed herein shall include, but shall not be limited to, acts of god, strikes, lockouts or other industrial disturbances, acts of the public enemy or terrorists, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, pipeline freeing, plugging of lines, arrest and restraint of rulers and peoples, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, sudden partial or sudden entire failure of wells, failure to obtain materials and supplies due to governmental regulations, and causes of like or similar kind, whether herein enumerated or not, and not within the control of the Party claiming suspension, and which by the exercise of due diligence such Party is unable to overcome; provided that the exercise of due diligence shall not require settlement of labor disputes against the better judgment of the Party having the dispute.

        The term "Force Majeure" as employed herein shall also include, but shall not be limited to, inability to obtain or acquire at reasonable cost, grants, servitudes, right-of-way, permits, licenses, or any other authorizations from third parties or agencies (private or governmental) or inability to obtain or acquire at reasonable cost necessary materials or supplies to construct, maintain, and operate any facilities required for the performance of any obligations under the Agreement, when any such inability directly or indirectly contributes to or results in either Party's inability to perform its obligations. During events of Force Majeure, CCNG's responsibility will be limited to taking reasonable and prudent actions to eliminate or remedy such circumstances, and CCNG shall have no liability for any losses occasioned by events of Force Majeure.

ARTICLE 9

INTERRUPTIONS OF SERVICES

        9.1    Alterations and Repairs.    CCNG shall have the right, without liability to Producer, to interrupt the gathering of gas or other services performed under the Agreement for Producer when necessary to test, alter, modify, enlarge, or repair any facility or property comprising a part of, or appurtenant to, its system, or otherwise related to the operation thereof. CCNG shall endeavor to cause a minimum of inconvenience to Producer. Except in cases of unforeseen emergency, CCNG shall give Advance notice to Producer of its intention to so interrupt services, stating the anticipated timing and magnitude of each such interruption.

ARTICLE 10

TAXES

        10.1    Taxes.    All production (including ad valorem-type production taxes), gathering, delivery, sales, severance, or other excise taxes or assessments upon the gas produced and delivered hereunder by Producer to CCNG, which are now or hereafter in existence or authorized for collection by any state or other governmental agency or duly constituted authority, either directly or indirectly, shall be paid or caused to be paid by Producer.

ARTICLE 11

LIABILITY

        11.1    Liability.    SUBJECT TO THE PROVISIONS OF SECTIONS 9.1 AND 14.1, EACH PARTY ASSUMES FULL RESPONSIBILITY AND LIABILITY ARISING FROM THE INSTALLATION, OWNERSHIP, AND OPERATION OF THE WELLS, PIPELINES AND FACILITIES WHICH IT OWNS OR CONTROLS AND WILL HOLD THE OTHER PARTY HARMLESS FROM ANY CLAIM, LOSS, EXPENSE, OR LIABILITY (EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT) THAT SUCH PARTY INCURS WHICH ARISES FROM FACILITIES WHICH IT OWNS OR CONTROLS. HOWEVER, ONE PARTY WILL NOT BE LIABLE TO THE OTHER PARTY FOR, OR HOLD THE OTHER PARTY HARMLESS FROM, ANY CLAIMS, LOSS, EXPENSE, OR LIABILITY ARISING OUT OF ACT OR OMISSIONS OF THIRD PARTIES WHEN SUCH ACTS OR OMISSIONS ARE NOT REASONABLY WITHIN THE FIRST PARTY'S CONTROL.

        11.2    No Incidental, Consequential or Punitive Damages.    UNLESS EXPRESSLY PROVIDED FOR HEREIN, THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS OR CAUSES OF ACTIONS AGAINST THE OTHER ARISING UNDER THIS AGREEMENT FOR INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES. ANY DAMAGES RESULTING FROM A BREACH OF THE AGREEMENT BY EITHER PARTY SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES INCURRED BY THE PARTY CLAIMING DAMAGES.

ARTICLE 12

WARRANTY

        12.1    Producer warrants to CCNG that Producer has the right to dedicate and deliver all gas tendered hereunder and Producer agrees to indemnify, defend and hold CCNG harmless from and against any loss, claim or demand by reason of any breach of this warranty.

        12.2    Each party warrants that the title to and right to possession of, all gas delivered to the other Party hereunder will at the time of delivery be free from all liens and adverse claims, and each Party shall indemnify the other Party against all damages, costs, and expenses of any nature whatsoever arising from every claim against said gas.

ARTICLE 13

RESPONSIBILITY FOR GAS

        13.1    Responsibility for Gas.    Producer shall be in exclusive control and possession of the gas until such has been received by CCNG at the Point(s) of Receipt. CCNG shall be in exclusive control and possession of such gas while it is in CCNG's possession. Subject to the provisions of Sections 9.1, and 13.1, the Party, which is or is deemed to be in exclusive control and possession of such gas shall be responsible for all injury, damage, loss, or liability caused thereby. Provided, however, that CCNG's responsibility with respect to Producer's gas shall be deemed to be met if CCNG exercises ordinary care in protecting such gas.

ARTICLE 14

WAIVER

        14.1    Waiver.    The failure of either party hereto at any time to require performance by the other Party of any provision of the Agreement shall in no way affect the right of such Party thereafter to enforce the same, nor shall the waiver by either Party of any breach of any provision hereof by the other Party or held to be a waiver by such Party of any succeeding breach of such provision, or as a waiver of the provision itself.

ARTICLE 15

MISCELLANEOUS

        15.1    Headings.    The headings contained in the Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

        15.2    APPLICABLE LAW.    THE AGREEMENT SHALL BE INTERPRETED ACCORDING TO THE LAWS OF THE STATE OF WYOMING, NOTWITHSTANDING ANY CONFLICT OF LAWS PRINCIPLES, WHICH MAY REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

        15.3    Third Party Beneficiaries.    Neither Party intends for the provisions of the Agreement to benefit any third party. No third party shall have any right to enforce the terms of the Agreement against Producer or CCNG.

        15.4    Entire Agreement.    The terms and conditions contained herein constitute the full and complete agreement between the parties and supercede any prior understandings or written or oral agreements relative to said matter. Any amendment, modification, or variation of the Agreement must be submitted is writing and agreed to by both Parties.

ARTICLE 16

ASSIGNMENT

        16.1    Assignable Parties.    The agreement may be assigned by either of the parties, in whole or in part upon prior written consent of the other party, which consent shall not be unreasonably withheld.

        16.2    Assignment.    The Agreement shall be binding upon and inure to the benefit of the successors and assignees of each of the Parties hereto.

        16.3    Confidentiality.    The terms and conditions of the Agreement shall be held confidential by the Parties, except to the extent that such must be disclosed pursuant to a judicial, legislative, executive or administrative order. In such event, the Party receiving such order shall promptly advise the other Party.

ARTICLE 17

CONFLICT

        17.1    Conflict.    The terms and conditions set forth in this Exhibit A constitute a part of the Agreement between CCNG and Producer concerning the services provided under the Agreement. In the event of a conflict between the provisions of the Agreement and this Exhibit A, the terms and provisions of the Agreement shall govern and control; provided however, that the inclusion in this Exhibit A of terms and provisions not addressed in the Agreement shall not be deemed conflict, and all such additional provisions contained herein shall be given full force and effect.

EXHIBIT "B"

DEDICATION OF ACREAGE

        Producer hereby dedicates to the performance of this Agreement for the term hereof (a) all gas which it owns or controls in the Dedicated Acreage as hereinafter defined in Exhibit "B", as of the Effective Date of this Agreement, in Sections 1-36 in Township 54 North, Range 73 W, and Sections 1-26 in Township 53 North, Range 73 West, and Section 25 in Township 54 North, Range 74 West, all in Campbell County, Wyoming ("DEDICATED ACREAGE") (b) all gas which it subsequently owns or controls in the Dedicated Acreage as hereinafter defined in Exhibit "B", as of the Effective Date of this Agreement, in Sections 1-36 in Township 54 North, Range 73 W, and Sections 1-26 in Township 53 North, Range 73 West, and Section 25 in Township 54 North, Range 74 West, all in Campbell County, Wyoming ("DEDICATED ACREAGE"). Producer shall cause all oil and gas, which it currently or subsequently owns or controls in the Dedicated Acreage to be subject to the terms and conditions of this Agreement.

T54N R74W

Section	25	All SE 1/4 section

T54N R73W

Section	1	NE/NW, SE/NW
Section	2	NW 1/4
Section	3	NE 1/4, NW 1/4, SE 1/4
Section	4	NE 1/4, NW 1/4
Section	5	NE/NE, NW/NE, SE/NE, NE/SE, SW/SE, SE/SE, SW/SW, SE/SW
Section	6	NW/SW, SW/SW, SE/SW
Section	7	NW/NW, SW/NW, SE/NW, SW 1/4, SE 1/4
Section	8	NW 1/4, NE 1/4, NW/SW, SW/SW, SE/SW
Section	9	ALL
Section	12	NW/NW, SW/NW, NW/SW, SW/SW
Section	13	SW/NW
Section	14	SW/NE, SE/NE, SE/SE, SW 1/4
Section	15	SE/NE, SW/NE, SE/NW, SE 1/4, SW 1/4
Section	16	ALL
Section	17	NW/NE, SW/NE, SE/NE, SE 1/4, SW 1/4, NE/NW
Section	18	NE 1/4, SE 1/4, NE/SW, NW/SW
Section	19	NE 1/4, SE/NW, SW/NW, SW 1/4
Section	20	NW 1/4, NW/NE, NE/NE
Section	22	NE 1/4, NW 1/4, NE/SE, SW/SE, SE/SE
Section	23	NE 1/4, NW 1/4, SE 1/4, NE/SW, SE/SW
Section	24	SW/NE, NE/NW, NW/SE, SW/SE, NE/SW, SE/SW,
Section	25	NE 1/4, NE/SE, NW/SE, SW/SE,
Section	26	N1/2, NE, NW 1/4, SW 1/4, NW/SE, SW/SE, SE/SE
Section	27	ALL
Section	29	SW 1/4
Section	30	NW 1/4, SW 1/4, SE/SE
Section	31	NW 1/4, SW 1/4, SW/NE, SE/NE, SE 1/4
Section	32	NW 1/4
Section	34	NE 1/4, NE/NW, SE/NW, NW/SE, NE/SE, SW/SE, NE/SW, SE/SW SW/SW
Section	35	NE 1/4, NW/NW, SW/NW, NW/SW
Section	36	ALL

T53N R73W

Section	1	ALL
Section	2	ALL
Section	3	NW/NW, SW 1/4,
Section	4	NE/NE, NW/NE, SW/NE, NW/SE, NE/SE, SW/NW, SE/NW, SW 1/4
Section	5	ALL
Section	6	NE/NE, NW/NE, SE/NE, NE/SE, SW/SE, SE/SE
Section	7	NW/NW, NE/NW, SW/NW, NW/NE, SW/SE, SE/SE
Section	8	NW 1/4, NE 1/4, SE 1/4
Section	9	NW 1/4, SW 1/4, NW/SE, SW/SE, SE/SE
Section	10	SW/SW, SE/SW, NE/SW, SE 1/4
Section	11	ALL
Section	12	NW 1/4, SW 1/4, NW/NE, NE/SE, SE/SE
Section	13	NE/NE, NW/NE, NE/NW, NW/NW
Section	14	SW/NE, NW 1/4, SW 1/4
Section	15	SW/NE, SE/NE, NW/SE, NE/SE, SE/SE, NW/NW, SW/NW, SE/NW
Section	16	NE 1/4, NW 1/4, SE 1/4
Section	17	NW 1/4, SW 1/4
Section	18	NE/NE, SE/NE, SE 1/4, SW 1/4
Section	19	ALL
Section	22	NE 1/4, NE/NW, SE/NW
Section	23	SW/NW, NE/SW, SE/SW
Section	26	NE/NW

QuickLinks

  Exhibit 10.8
MIDSTREAM TRANSPORTATION AGREEMENT Between CLEAR CREEK NATURAL GAS, LLC (CCNG) And PINNACLE GAS RESOURCES, INC. (Producer) EFFECTIVE DATE: DECEMBER 1, 2003
R E C I T A L S
SCHEDULE 1 RATES To MIDSTREAM TRANSPORTATION AGREEMENT Between CLEAR CREEK NATURAL GAS, LLC (CCNG) AND PINNACLE GAS RESOURCES, INC. (Producer) EFFECTIVE DATE: December 1, 2003
SCHEDULE 2 POINT(S) OF RECEIPT AND DELIVERY To MIDSTREAM TRANSPORTATION AGREEMENT Between CLEAR CREEK NATURAL GAS, LLC (CCNG) AND PRODUCER: PINNACLE GAS RESOURCES, INC. (Producer) EFFECTIVE DATE: December 1, 2003
EXHIBIT "A" GENERAL TERMS AND CONDITIONS To MIDSTREAM TRANSPORTATION AGREEMENT Between CLEAR CREEK NATURAL GAS, LLC (CCNG) And PRODUCER: PINNACLE GAS RESOURCES, INC. (Producer) EFFECTIVE DATE: December 1, 2003
ARTICLE 1. DEFINITIONS AND ABBREVIATIONS
ARTICLE 2. TERMINATION
ARTICLE 3. OTHER OPERATING PROVISIONS
ARTICLE 4. PRESSURE
ARTICLE 5. QUALITY SPECIFICATIONS
ARTICLE 6. MEASUREMENT
ARTICLE 7 BILLING AND PAYMENT
ARTICLE 8 FORCE MAJEURE
ARTICLE 9 INTERRUPTIONS OF SERVICES
ARTICLE 10 TAXES
ARTICLE 11 LIABILITY
ARTICLE 12 WARRANTY
ARTICLE 13 RESPONSIBILITY FOR GAS
ARTICLE 14 WAIVER
ARTICLE 15 MISCELLANEOUS
ARTICLE 16 ASSIGNMENT
ARTICLE 17 CONFLICT
EXHIBIT "B" DEDICATION OF ACREAGE